Exhibit 99.1

Enertopia Announces Inaugural 43-101 West Tonopah Mineral Resource Report

Maiden Mineral Resource Estimate Combined with Excellent Logistics Advance Project Viability

Independent professional analysis estimates an indicated resource of 212,000 tonnes of lithium carbonate equivalent and an inferred resource of 420,000 tonnes of lithium carbonate equivalent

Kelowna, British Columbia--(Newsfile Corp. - November 2, 2023) - Enertopia Corporation (OTCQB: ENRT) and (CSE: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada lithium claims, intellectual property, & pending patents in the green technology space, is very pleased to provide the following update.

The West Tonopah (WT) Lithium Project encompasses 88 unpatented lode claims covering approximately 1,760 acres. Enertopia controls 100% of the mining lode claims comprising the West Tonopah property and the rights to all locatable subsurface minerals without any royalties. Enertopia is evaluating the Miocene Siebert Formation for its lithium-claystone potential.

In the period of less than 18 months the Company has completed two drill programs with 22 sonic drillholes totalling 4,913 feet and completed the maiden mineral resource National Instrument 43-101 technical report (the Technical Report).

WT Lithium Project Technical Report Highlights:

  Current geological modeling has separated the project into two mineral resource areas; the higher-lithium grade western area defined by 18 sonic drillholes, and the lower-lithium grade eastern area defined by 4 sonic drillholes.
  The western resource area is estimated to contain 212,000 tonnes lithium carbonate equivalent (LCE) of indicated mineral resources at 609 parts per million (ppm) lithium and 420,000 tonnes LCE of inferred mineral resources  at 722 ppm.
  The lithium-claystone mineralization occurs in the near surface (between zero and approximately 70 feet of overburden).
  High-grade western resource zone currently accounts for 100% of the indicated and 94.4% of the inferred mineral resources at the WT Lithium Project.
  There is good potential for the indicated portion of the mineral resources in the west resource area to increase because the indicated resource is restricted to the current depth of the drilling with continuing mineralization evident at the end-of-hole depths in several drillholes.

Property Statement

"The WT Lithium project is uniquely situated adjacent to one of the largest known lithium-claystone resources in Nevada, with immediate highway access to the Mining Town of Tonopah, which is only      4 miles away. The importance and significance of the project location in mining friendly Nevada, along with the State supporting the growth of the lithium industry, and Federal IRA program cannot be overstated as Countries look to secure local supply chains for their citizens. "Stated Robert McAllister, chief executive officer of Enertopia Corp.

The Qualified Person has been unable to verify the adjacent property information, and therefore, the information may not necessarily be indicative of the mineralisation on Enertopia's WT Lithium Project.

Mineral Resource Estimation Summary

The Technical Report has an Effective Date of November 1, 2023, and was prepared in accordance with Canadian Institute of Mining, Metallurgy, and Petroleum (CIM) definition standards and best practice guidelines for mineral resources and reserves (CIM, 2014, 2019) and the disclosure rule National Instrument 43-101 (NI 43-101).

The lithium-claystone resources at the WT Lithium Project are constrained 1) stratigraphically to the Siebert Formation sedimentary and pyroclastic rock strata, and 2) are spatially split into the west and east resource areas. Critical steps in the determination of the lithium-claystone resource model and estimations included:

  Definition of the geology and geometry of the Siebert Formation sedimentary and pyroclastic rocks in the west and east resource areas utilized a 10 m resolution Digital Elevation Model, and geological information from 5 winkie drillholes and 22 sonic drillholes.
  Lithium grade estimation of the Siebert Formation blocks utilized 766 lithium assays including 12 and 754 assays from the winkie and sonic drill programs, respectively. To ensure lithium metal grades were not overestimated, composites were capped to specified maximum values of 1,250 ppm and 670 ppm in the west and east resource areas.
  Based on the drillhole spacing and detail within the 3D geological model, a block model with a block size of 66 x 66 x 10 feet (or 20 m by 20 m in the horizontal directions and 3 m in the vertical direction was generated).
  The Ordinary Kriging (OK) technique was used to estimate the lithium at each parent block within the Siebert Formation wireframe. A two-pass method was employed that used two different search ellipses.
  A conceptual pit shell based on theoretical, but reasonable, parameters (such as a lithium recovery of 80%, 3-year average lithium carbonate price of USD$26,500 per tonne, mining and processing costs of USD$3.33 per tonne and USD$31.56 per tonne, and a pit slope of 45 degrees) demonstrated that blocks contained within the conceptual pit satisfy the test of reasonable prospects for eventual economic extraction.
  A nominal density of 1.70 g/cm3 was applied to convert the Siebert Formation block volumes to tonnage based on analogous Tonopah area, Siebert Formation-based mineral resource studies.

The WT Lithium Project represents a project of merit and has reasonable prospects for eventual economic extraction based on 1) geological inferences from Enertopia's exploration work, 2) marketing considerations, and 3) Enertopia's preliminary leach extraction test work results.

In consideration of CIM definition standards, the west resource area is classified as indicated and inferred mineral resources and the east resource area is classified as an inferred mineral resource. Indicated mineral resources are defined with areas where 3 drillholes are within 1,476 feet of one another. Inferred resources are designated outside of the indicated resources and in areas where there is applicable drillhole information. Unclassified areas include those areas that are not drill tested and/or where there are only isolated sonic drillholes.

The mineral resources are reported for the Siebert Formation as a total (global) volume and tonnage using a lower cutoff of 400 ppm Li and on blocks contained within the conceptual pit shell. The WT Lithium Project's mineral resource estimations are summarized as follows:

  The west resource area has an indicated lithium-claystone resource estimate of 44,000 short tons (40,000 metric tonnes) of elemental Li at an average grade of 609 ppm Li (Table 1). The global (total) lithium carbonate equivalent (LCE) for the west indicated resource area, which is calculated by multiplying elemental lithium by a factor of 5.323, is 233,000 short tons (212,000 metric tonnes) LCE.
  The west resource area has an inferred lithium-claystone resource estimate of 87,000 short tons (79,000 metric tonnes) of elemental Li at an average grade of 722 ppm Li (Table 2a). This translates to 463,000 short tons (420,000 metric tonnes) LCE.
  The east resource area has a lithium-claystone inferred resource estimate of 5,000 short tons (5,000 metric tonnes) of elemental Li at an average grade of 499 ppm Li (Table 2b). This translates to 27,000 short tons (25,000 metric tonnes) LCE.

Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no guarantee that all or any part of the mineral resource will be converted into a mineral reserve. The estimate of mineral resources may be materially affected by geology, environment, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. An inferred mineral resource has a lower level of confidence than that applying to an indicated mineral resource and must not be converted to a mineral reserve. It is reasonably expected that most inferred mineral resources could be upgraded to indicated mineral resources with continued exploration.

Table 1 West Tonopah Lithium Project west resource area indicated lithium-claystone resource estimate using a lower cutoff of 400 ppm Li (bold font highlighted in grey).

West Resource Area Indicated Mineral Resource Estimate

	Rock Mass		Contained Metal
Li Cutoff (ppm)	Metric tonnes (t)	Short tons (st)	Metric tonnes (t)		Short tons (st)		Average Li Grade (ppm)
			Li	LCE	Li	LCE
300	80,428,000	88,657,000	45,000	240,000	50,000	265,000	561
400	65,322,000	72,005,000	40,000	212,000	44,000	233,000	609
500	46,476,000	51,231,000	31,000	166,000	34,000	184,000	673
600	30,221,000	33,313,000	22,000	119,000	25,000	131,000	739
800	7,646,000	8,428,000	7,000	35,000	7,000	39,000	859
1000	264,000	291,000	-	1,000	-	2,000	1061

Note 1: Mineral resources are not mineral reserves and do not have demonstrated economic viability.

Note 2: The weights are reported in United States short tons (2,000 lbs or 907.2 kg) and metric tonnes (1,000 kg or 2,204.6 lbs). The tonnage numbers are rounded to the nearest 1,000 unit, and therefore, may not add up.

Note 3: The density used to convert volume to tonnage is 1.70 g/cm3 for the Siebert Formation and the overburden/pediment.

Note 4: The mineral resource is contained within a conceptual pit shell in which blocks meet the test of reasonable prospects for eventual economic extraction. The estimation assumes a lithium recovery factor of 80%.

Note 5: To describe the resource in terms of the industry standard, a conversion factor of 5.323 is used to convert elemental Li to Li2CO3, or Lithium Carbonate Equivalent (LCE).

Table 2 West Tonopah Lithium Project west and east resource areas inferred lithium-claystone resource estimate using a lower cutoff of 400 ppm Li (bold font highlighted in grey).

A) West Resource Area Inferred Mineral Resource Estimate

	Rock Mass		Contained Metal
Li Cutoff (ppm)	Metric tonnes (t)	Short tons (st)	Metric tonnes (t)		Short tons (st)		Average Li Grade (ppm)
			Li	LCE	Li	LCE
300	119,801,000	132,058,000	83,000	440,000	91,000	485,000	690
400	109,366,000	120,556,000	79,000	420,000	87,000	463,000	722
500	95,516,000	105,288,000	73,000	387,000	80,000	427,000	762
600	80,725,000	88,985,000	65,000	344,000	71,000	379,000	801
800	37,191,000	40,996,000	34,000	178,000	37,000	197,000	902
1000	4,153,000	4,578,000	4,000	24,000	5,000	26,000	1063

B) East Resource Area Inferred Mineral Resource Estimate

	Rock Mass		Contained Metal
Li Cutoff (ppm)	Metric tonnes (t)	Short tons (st)	Metric tonnes (t)		Short tons (st)		Average Li Grade (ppm)
			Li	LCE	Li	LCE
300	18,119,000	19,972,000	8,000	41,000	8,000	45,000	425
400	9,314,000	10,267,000	5,000	25,000	5,000	27,000	499
500	3,503,000	3,862,000	2,000	11,000	2,000	12,000	578
600	967,000	1,066,000	1,000	3,000	1,000	4,000	650
800	-	-	-	-	-	-
1000	-	-	-	-	-	-

Note 1: Mineral resources are not mineral reserves and do not have demonstrated economic viability.

Note 2: The weights are reported in United States short tons (2,000 lbs or 907.2 kg) and metric tonnes (1,000 kg or 2,204.6 lbs). The tonnage numbers are rounded to the nearest 1,000 unit, and therefore, may not add up.

Note 3: The density used to convert volume to tonnage is 1.70 g/cm3 for the Siebert Formation and the overburden/pediment.

Note 4: The mineral resource is contained within a conceptual pit shell in which blocks meet the test of reasonable prospects for eventual economic extraction. The estimation assumes a lithium recovery factor of 80%.

Note 5: To describe the resource in terms of the industry standard, a conversion factor of 5.323 is used to convert elemental Li to Li2CO3, or Lithium Carbonate Equivalent (LCE).

Collectively, the West Tonopah Lithium Project is predicted to contain 1) an indicated mineral resource in the west resource area of 44,000 short tons (40,000 metric tonnes) of elemental lithium, and 2) combined inferred mineral resources in the west and east resource areas of 92,000 short tons (84,000 metric tonnes) of elemental lithium.

The west and east mineral resource areas are overlain by 71.9 and 11.0 million short tons (65.2 and 10.0 million metric tonnes) of overburden-pediment waste material, respectively.

The lithium-claystone resources are subject to change as the project achieves higher levels of confidence in the geological setting, mineralisation, lithium recovery process development, and the implemented cutoff values. The current specific areas of uncertainty with the resource model include the inferred (speculated) fault zone that divides the west and resource areas, detailed stratigraphic modelling of specific Siebert Formation rock units, and the density used to calculate tonnage. The Qualified Person is not aware of any other significant material risks to the mineral resources other than the risks that are inherent to mineral exploration and development in general.

Future Resource Potential

Analytical results of Enertopia's two drilling programs illustrate the potential to increase the lithium-claystone grade and tonnage of the WT Lithium Project. This contention is supported by 1) the observation that the average depth of the 22 drillholes is only 223 feet, 2) approximately 50% of the drillholes were terminated within Seibert Formation strata that yielded some of the highest Li-claystone concentrations within the respective drillholes, and 3) the resource classification criteria in which indicated mineral resources are defined by information derived from 3 holes that are within 1,476 feet of one another.

"These observations are important because it demonstrates that the lithium-claystone deposit remains open to depth and could be targeted as part of ongoing mineral exploration by Enertopia at the WT Lithium Project. Hence there is the potential to possibly increase the volumes of the resource areas and update the resource classifications." Stated Robert McAllister chief executive officer.

Mineral Processing Test Work

During 2022 and 2023, Enertopia conducted preliminary metallurgical test work at Base Metallurgical Laboratories Ltd, British Columbia on representative Siebert Formation samples from the West Tonopah Lithium Project.

Leach test work was carried out unroasted and roasted material, utilising several acids. This early test work indicated that the un-roasted material, which had a head grade sample of 820 ppm Li, achieved higher extractions compared to the roasted material. The sulphuric acid leach appears to be enhanced by both elevated leach temperatures and extended residence times. Under the optimum sulphuric acid leaching conditions, it appears that lithium extractions of more than 80%, and possibly approaching 100%, may be expected of an unroasted sample.

With optimisation and additional test work, Enertopia has the potential to produce lithium extractions that can be further evaluated for battery grade lithium products. It is the Qualified Persons opinion, therefore, that Enertopia's preliminary mineral processing test work demonstrates reasonable prospects for eventual economic extraction.

Quality Assurance/Quality Control

To ensure reliable sample results, the company has a QA/QC program that monitors the chain of custody of samples and includes the insertion of blanks and internal company reference standards at derived intervals within each sample batch.

All samples were sent to independent, ISO 17025 accredited laboratories: ALS laboratories in Reno, NV for sample preparation, and ALS laboratories in Vancouver, BC, for analysis. All samples were prepared using ALS's Code PREP-31 sample preparation process, which involves a crush to 70% less than two millimetres, riffle split off 250 grams and pulverize split to better than 85% passing 75 microns. Each sample was then analyzed using ALS's Code ME-ICP61 analytical method, which uses a four-acid digestion followed by an ICP-AES finish. All samples were analyzed for 33 elements including lithium. Samples were kept secure by Enertopia until shipment to the ALS labs in Reno and Vancouver.

The Qualified Person has reviewed the adequacy of the sample preparation, security, and analytical procedures conducted by Enertopia and found no significant issues or inconsistencies that would cause one to question the validity of the data.

Next Steps:

Next steps to move the project forward on the metallurgy and geological modeling are already underway and will be reported on once contracts have been completed and signed.

"We expect to move aggressively in 2023 to further de-risk the project with continued metallurgical testing, exploration, and core analysis. "Stated Robert McAllister, chief executive officer of Enertopia Corp.

The company expects to file the Technical Report associated with this News Release on SEDAR no later than Dec 15, 2023 and the Technical Report will be available at the Company's website as soon as it is filed.

Technical Person Statement

The technical information relating to the mineral resource estimations presented in this news release has been reviewed and approved by Mr. Roy Eccles P. Geol. P. Geo. of APEX Geoscience Ltd. Mr. Eccles is independent of Enertopia and the WT Lithium Project, and a Qualified Person as defined by defined by National Instrument 43-101, Standards of Disclosure for Mineral Projects.

Company information has been reviewed and approved by John Nelson P. Geol., a Director of Enertopia Corp., and a Qualified Person as defined by defined by National Instrument 43-101, Standards of Disclosure for Mineral Projects.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States and Canada under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC and CSE have not reviewed and does not accept responsibility for the adequacy or accuracy of this release.